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Exhibit 99.(a)(ii)

Northwest Airlines, Inc.
Department A1440
2700 Lone Oak Parkway
Eagan, MN 55121-1534

June 27, 2003

To: Northwest Pilots Holding Outstanding Stock Options

        Northwest Airlines is offering a stock option exchange program to all current and former Pilots who hold outstanding stock options or stock appreciation rights under the 1998 Pilots Stock Option Plan (the "Pilots Plan"). This is a voluntary program permitting Northwest Pilots to surrender all of their outstanding stock options and stock appreciation rights in exchange for replacement stock options or stock appreciation rights on the terms set forth in the enclosed Offer to Exchange. If the surrendered stock options and stock appreciation rights are accepted by the Company, then the replacement stock options or stock appreciation rights will be granted on July 31, 2003 (or a later date if the offer is extended) at the fair market value on the date of grant. The offer is subject to additional terms and conditions outlined in the enclosed materials. Also enclosed is a summary of your outstanding stock options or stock appreciation rights that were granted pursuant to the Pilots Plan.

        Please note that program participation is voluntary and Northwest makes no recommendation as to whether or not you should tender your options for exchange. The enclosed materials, which are also available via RADAR at http://www.nwapeople.nwa.com under "Pilot Communications," outline the terms and conditions of the offer to exchange your options and other important information. Please read and understand all aspects of the exchange offer before deciding whether to participate. You may also want to consult with your personal tax or financial advisor before making your participation decision.

        Should you decide to participate in the offer, please follow the procedures outlined in the enclosed documents. You must complete and return the Election Acceptance Form either electronically or by fax, hand delivery or overnight courier before 5 p.m. (Central Time) on July 30, 2003 (or a later date if the offer is extended) if you wish to participate in the offer.

        Questions related to this program can be sent via e-mail to exchangeoffer@nwa.com, by fax to (612) 726-3509, or by hand delivery or overnight courier to the following address:

    Northwest Airlines, Inc.
    Human Resources Dept A1420
    2700 Lone Oak Parkway
    Eagan, MN 55121
    Attention: Pilot Stock Option Exchange Program

Sincerely,

Michael J. Becker
Senior Vice President
Human Resources

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  Exhibit 99.(a)(ii)